press release
For further information contact:
John N. Hatsopoulos
P: 781-622-1120
E: jhatsopoulos@tecogen.com
Tecogen Inc. Closes Public Offering of 647,706 Shares of Common Stock

WALTHAM, Mass., May 20, 2014: Tecogen Inc. today announced the closing of its previously announced public offering of 647,706 shares of its common stock at $4.75 per share. Scarsdale Equities LLC acted as the placement agent for the offering on a commercially reasonable efforts basis.
Total gross proceeds from the offering were approximately $3.0 million, before the placement agent’s fees and certain offering expenses. The net proceeds of the offering will be used for working capital and general corporate purposes, including expanding Tecogen’s turnkey business, constructing a dedicated manufacturing facility for Tecogen’s majority owned subsidiary, Ilios Inc., expanding Tecogen’s low emissions technology to other markets and continuing product development.
Tecogen expects that trading of its common stock on the NASDAQ Capital Market will commence under the symbol “TGEN” as soon as practicable after the closing.
A registration statement relating to these securities was declared effective by the Securities and Exchange Commission on May 12, 2014.
This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. A copy of the final prospectus relating to this offering may be obtained from Scarsdale Equities LLC, 10 Rockefeller Plaza, Suite 720, New York, NY 10020, (212) 433-1375 or e-mail: fmlynarczyk@scarsdale-equities.com, or by accessing the SEC’s website, www.sec.gov.
About Tecogen
Tecogen manufactures, installs and maintains high efficiency, Ultra-clean Combined Heat and Power products including natural gas engine-driven cogeneration, air conditioning systems, and high-efficiency water heaters for industrial and commercial use. Tecogen has shipped more than 2,000 units, supported by an established network of engineering, sales, and service personnel across the United States. For more information, please visit www.tecogen.com.

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FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements under the Private Securities Litigation Reform Act of 1995 that involve a number of risks and uncertainties. Important factors could cause actual results to differ materially from those indicated by such forward-looking statements, as disclosed on the Company’s website and in Securities and Exchange Commission filings. This press release does not constitute an offer to buy or sell securities by the Company, its subsidiaries or any associated party and is meant purely for informational purposes. The statements in this press release are made as of the date of this press release, even if subsequently made available by the Company on its website or otherwise. The Company does not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made.

Tecogen Media Contact Information:                 Tecogen Investor Contact Information:
Melinda M. Furse                         John N. Hatsopoulos
Tecogen Inc.                             Tecogen Inc.
P: 781-466-6444                         P: 781-622-1120
E: melinda.furse@tecogen.com                    E: jhatsopoulos@tecogen.com

Tecogen Inc.45 First Avenue, Waltham, MA 02451 • ph: 781-466-6400 • fax: 781-466-6466 • www.tecogen.com